Exhibit 10.14

CG ONCOLOGY, INC.

ANNUAL BONUS PLAN

1.	PURPOSE

This Annual Bonus Plan (the “Plan”) is adopted under the CG Oncology, Inc. 2024 Incentive Award Plan (the “2024 Plan”) and is intended to provide an incentive for eligible employees of CG Oncology, Inc. (the “Company”) as part of the company’s “Total Rewards” approach that is competitive and flexible enough to attract, retain and motivate highly-qualified, diverse and uniquely-skilled talent; that is aligned with the strategic objectives of the company and flexible enough to adapt to changing business, regulatory, economic and geographic conditions to consistently achieve high levels of performance and results; designed to be fair, consistent and equitable encouraging both individual and team achievement, innovative collaboration and company loyalty to further the growth, development, and financial success of the Company. For purposes of the Plan, the “Plan year” shall mean each calendar year. Nothing in this Plan prohibits the Company’s payment of discretionary bonuses to employees or service providers of the Company.

2.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, provided that the Company’s Chief Executive Officer shall administer the Plan with respect to all Participants (as defined below) who are not executive officers of the Company (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended). The Committee or the Chief Executive Officer, as applicable, shall be the “Administrator” for purposes of the Plan. The Administrator shall have the discretion and authority to administer and interpret the Plan, including the authority to establish one or more bonus programs under the Plan from time to time containing such terms and conditions as the Administrator may determine or deem appropriate in its discretion.

3.	PARTICIPANTS

All U.S.-based employees of the Company and its subsidiaries meeting the eligibility requirements set forth in this Section 2 shall be eligible to receive a bonus award (an “Award”) hereunder (each such eligible employee, a “Participant”). To receive an Award under the Plan with respect to any Plan year, a Participant must:

(a) Be an “Active” employee as of the date of payment of their Award, except as otherwise required by applicable law. For purposes of this Plan, “Active” shall mean an employee who is actively employed by the Company, including an employee on an approved leave of absence, such as medical, personal, or military leave, but not an employee who has been moved to “inactive” status pursuant to the Company’s employee handbook.

(b) Be a “Regular Full-Time, Exempt Employee” at the end of the relevant Plan year. For purposes of this Plan, “Regular Full-Time, Exempt Employee” shall mean an employee who is regularly scheduled to work at least 30 hours per week and is classified as an “exempt” employee. Temporary or seasonal employees, per diem employees, non-exempt employees (whether full-time or part-time), interns, independent contractors and consultants are ineligible to participate in the Plan.

(c) Have been an eligible employee for at least 3 consecutive months prior to the end of the relevant Plan year.

(d) Be an employee in good standing (e.g., not on an active Performance Improvement Plan and/or Final Written Warning or other form of documented disciplinary procedure) and performing at a minimum performance level as determined by the Administrator for bonus eligibility under this Plan at the time their Award is paid.

(e) Not engage in and/or be involuntarily terminated as a result of misconduct or a violation of Company policy during the Plan year or prior to the payment of their Award, as determined by the Company.

(f) Not be eligible for an annual bonus or annual incentive for the applicable Plan year under any other annual bonus or annual incentive program maintained by the Company.

4.	CHANGE IN STATUS DURING THE PLAN PERIOD

(a) A Participant who has been an eligible employee for less than a year, but who is an eligible employee for at least 3 months prior to the end of a Plan year and remains continuously employed through the end of such Plan year, will receive a pro-rata Award based on the portion of the Plan year he or she was an eligible employee.

(b) Award payments may also be prorated for any time during a Plan year an otherwise eligible employee was not classified as an Active employee or Regular Full-Time, Exempt Employee during such Plan year, in the discretion of the Administrator.

(c) For Participants who experience a change in job classification or promotion during the Plan year, the Award calculation may be prorated, based on the number of weeks at each position or job classification and subject to the relevant Target Award Percentages established for each job classification.

(d) If a Participant dies or a Participant’s employment is terminated for any reason prior to the payment of their Award, the payment of any Award (and in the case of death, the person or persons to whom such payment shall be made) shall be determined at the sole discretion of the Administrator.

(e) A Participant’s Award may be prorated in the event of a leave of absence during the Plan year.

(f) The foregoing proration requirements shall be applied, and can be waived, at the discretion of the Administrator.

5.	TARGET AWARD PERCENTAGES

Each Participant will be assigned a “Target Award Percentage” based on their job classification and responsibilities. The Target Award Percentages will be initially established by the Administrator and may be adjusted by the Administrator as necessary or appropriate.

A “Target Award” for each Participant for each Plan year will be determined by multiplying their “Target Award Percentage” by their base salary effective during such Plan year.

6.	PERFORMANCE GOALS

The Plan is intended to provide incentive for the achievement of approved annual corporate and/or individual objectives with respect to each Plan year.

(a) Corporate Performance. For each Plan year, the Chief Executive Officer will present to the Committee a list of weighted corporate performance goals for the applicable Plan year, which are subject to approval by the Committee. It is intended that the corporate performance goals be based upon financial, operational, or strategic objectives related to the Company’s annual business plan, with the weighting of the various objectives to be approved by the Committee.

(b) Individual Performance. Unless otherwise determined by the Administrator, each Participant in the Plan will collaborate with their manager to develop a list of key individual performance goals, which individual performance goals will be subject to the approval of each Participant’s manager. The individual performance goals for the executive officers of the Company, if applicable, will be determined by the Chief Executive Officer of the Company and approved by the Administrator.

7.	WEIGHTINGS

Other than the Chief Executive Officer of the Company, whose Award will be determined solely by reference to corporate performance goal achievement as set forth below, the relative weight between corporate performance and individual performance will be determined by the Administrator for each Participant and may be adjusted by the Administrator as necessary or appropriate and may vary based on job classification and responsibilities.

8.	PERFORMANCE MEASUREMENT

Separate achievement levels will be established for each of the corporate and individual components of each Award for each Plan year. Unless otherwise determined by the Administrator, the achievement levels will be expressed as a percentage, representing Award multipliers to be used to determine the final Award payments.

(a) Corporate Performance. The Chief Executive Officer of the Company will present to the Committee for its approval his assessment of the level of the Company’s achievement of its corporate performance goals, in the Committee’s sole discretion. The final corporate achievement level will be expressed as a percentage within the range specified by the Committee with respect to each Plan year, which achievement level may exceed 100%, and if there are any additional factors to consider when the Committee establishes the overall achievement level. Unless otherwise determined by the Administrator, the same corporate achievement level, as approved by the Committee, shall be used for the corporate component of each Participant’s Award.

(b) Individual Performance. A Participant’s achievement level with respect to the individual component of their Award will be expressed as a percentage within the range specified by the Administrator with respect to each Plan year, which achievement level may exceed 100%. While a Participant’s direct manager shall take a Participant’s achievement with respect to their individual performance goals for the Plan year, if applicable, into account in determining individual performance achievement, any such determination remains in the discretion of the direct manager based on their subjective assessment of a Participant’s overall performance. If applicable, the proposed individual achievement levels for the executive officers of the Company will be presented by the Chief Executive Officer of the Company to the Committee for its approval, which shall retain the sole discretion to determine such executives’ individual achievement level based on its subjective assessment of each executive’s overall performance.

9.	AWARD CALCULATIONS

The actual Award for a Participant will be calculated by the Administrator by allocating the Target Award for such Participant between the corporate and/or individual weightings for the relevant Plan year, if applicable, and then applying the corresponding corporate and individual achievement multipliers to such amounts, in the manner determined by the Administrator for such Plan year. Unless otherwise determined by the Administrator, a Participant’s maximum Award under the Plan shall not exceed 200% of their Target Award.

The Administrator may, in its discretion, reduce or eliminate an Award otherwise payable to any Participant. Any such reduction or elimination may be made based on such objective or subjective determinations as the Administrator determines appropriate.

Notwithstanding the foregoing, Participants hired between October 1st and December 31st of a Plan year (and therefore does not receive an Award for such Plan year due to the eligibility requirements under Section 3) will be eligible to have their Award for the Plan year following the year in which their date of hire occurs increased by a percentage determined by dividing (1) the number of days between such Participant’s date of hire and the end of the prior Plan year by (2) 365 (subject to their eligibility for and receipt of such Award for such first year of Plan eligibility).

10.	PAYMENT OF AWARDS

The payment of Awards under the Plan shall be made on any date or dates determined by the Company during the calendar year following the Plan year to which such Awards relate and shall be subject to such terms and conditions as may be determined by the Administrator in its sole discretion. As provided in Section 2, a Participant must be an Active employee of the Company or its subsidiaries and in good standing as of the date on which the Award is paid in order to be entitled to receive such Award.

Any Award that becomes payable under the Plan may be paid in the form of cash, shares of the Company’s common stock, stock options or other equity-based awards or a combination of the foregoing, as determined by the Administrator in its sole discretion. To the extent that the Administrator determines to pay an Award in the form of shares of the Company’s common stock, such shares shall be awarded under the 2024 Plan and shall be subject to the terms and conditions thereof.

11.	AMENDMENT, SUSPENSION AND TERMINATION

The Administrator may amend, suspend, or terminate the Plan at any time in its sole discretion. Such discretion may be exercised any time before, during, and after the Plan year is completed. No Participant shall have any vested right to receive any payment until actual delivery of such compensation. Participation in the Plan at any given time does not guarantee ongoing participation.

12.	MISCELLANEOUS

(a) The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Award paid hereunder.

(b) This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the payment of any Award or the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by the Company or by the Participant, with or without cause.

(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

(d) Awards granted under the Plan are intended to constitute Other Stock or Cash Based Awards, as defined in and for purposes of the 2024 Plan.